Pressure on beef processing margins continued

Company Reports
First Quarter Results

Continued limited access to key export markets, along with a tightened supply of market-ready cattle relative to processing capacity, put significant pressure on U.S. Premium Beef, LLC’s (USPB) margins during the first quarter of fiscal year 2008. As a result, USPB recorded a net loss for the thirteen weeks ended November 24, 2007, of $13.7 million.

   Our company’s sales and cost of sales were both higher in the first quarter than those of the prior year period primarily due to an increase in the number of cattle processed, higher live cattle prices, and heavier cattle than the same period of fiscal year 2007. USPB’s net loss of $13.7 million for the quarter, or $18.65 per set of linked units (one Class A and one Class B unit), increased slightly over the net loss of

“We continue to be hopeful that the U.S. will normalize relations with our international trading partners which could help our export business.”

$13.1 million, or $17.78 per set of linked units, for the same period in the prior fiscal year.

   “The cattle herd in the United States remains in a no-growth phase which suggests the balance of processing capacity to fed cattle supplies over the next two to three years will not improve significantly,” CEO Steve Hunt cautioned. “Continued increases in cattle feeding costs will also impact the rate and extent the U.S. cattle supply will grow. These factors, combined with the uncertainty surrounding international market access, makes the timing of improvement in our margins uncertain.

  “Your producer ownership and commitment remains a key ingredient to our return to more normal profitability,” Hunt added. “The superior quality cattle delivered by USPB producers enables our company to generate more value from the cattle we harvest giving us a distinct advantage over our competition.”♦

$16 per head advantage on an 800 pound carcass during last month

USPB Base Price
Remains Premium to North

The base live price for cattle traded on a cash, live market in Kansas continued to be higher than the Nebraska cash, live market during the last month. Likewise, the USPB base carcass price has been significantly higher than flat meat bids to the North.

   The table on page two shows average cash prices reported by USDA for delivery dates between December 10 through January 5. The cash values includes the $0.25 per cwt that is added to the live price on

...continued on page 2

Conference Committee members to be named soon

2007 Farm Bill Amendment
Still Concerning to USPB

The United States Senate passed its version of the 2007 Farm Bill on December 14. The Farm Bill now goes to “Conference”, which is a committee made of members from both the House and Senate. Their job is to negotiate differences in the House and Senate version of the Farm Bill. It is anticipated the Conference will finish by mid-March. Once accomplished, the 2007 Farm Bill will go to the President for signature.

   During November and December, numerous USPB producers called their Senators to voice opposition to Senate Bill 305 which is referred to as the Packer Ban Bill. As stated, this bill addresses a “prohibition on packers owning, feeding, or controlling live-stock” for a period of 14 days (or longer) prior to slaughter. The House version of the 2007 Farm Bill, passed last July, did not contain packer ban language. The recently passed Senate version does contain a packer ban amendment, which is very similar to Senate Bill 305.

   The language contained in this amendment is problematic to USPB. As written, it brings into question your company’s contractual right and obligation to purchase your cattle. The things our founders worked so hard for—guaranteed market access, value-based pricing and carcass data could be in jeopardy if this amendment becomes part of the final bill.

   Within the next few days, Congress will select members to serve on the Conference Committee. We will alert USPB producers to call these members and urge the packer ban amendment be stripped out of the final version of the 2007 Farm Bill. Your ability to market finished cattle through USPB could depend on it.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Base Price...	continued from page 1

USPB grids. It also compares the average carcass bids in Nebraska to the base carcass price on the USPB Base grid for the same time period.

   During these four weeks, the Base grid base carcass price averaged $147.56 per cwt compared to a flat meat bid in Nebraska of $145.53. On an 800 pound carcass, that equates to $16.21 per head more total value from the base price alone.

   This does not include any premiums or discounts resulting from marketing cattle on USPB’s grids. Nebraska, Iowa and South Dakota feedlot origin cattle have averaged more than $45 per head in grid premiums during this time period. Again, that does not include the additional $16.21 per head value due to the base price advantage in the southern region.♦

*Average cash prices between Dec. 10, 2007 and Jan. 5, 2008.

Did You Know...

✓USPB Director of Field Operations, Brian Bertelsen, will participate in The Ranchers Guide to Added Value, a webcast available through DV Auction on January 29 at 8 p.m. Central time. The primary topic of discussion on the webcast will be the value of age and source verification. Viewers will need a username/password which are free. Simply go to www.dvauction.com, click on “Need an Account” link and follow the instructions.

✓Our company realized a 44% growth in sales to Japan in December compared to year earlier December totals. Peter Michalski, vice president International Division of National Beef, reports that our Japanese customers want age and source verified (ASV) beef and he expects that demand to continue even when trade restrictions open  wider. He encourages USPB producers to continue to enroll cattle in USDA  ASV programs for that market.♦